Exhibit 99.1

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact: James A. Cooley
(919) 379-4300

January 6, 2006

Alliance One International, Inc. Announces Exchange Offers For 11% Senior Notes due 2012 and 12 3/4% Senior Subordinated Notes due 2012

Morrisville, NC – Alliance One International, Inc. (NYSE: AOI) announced today that it has commenced exchange offers for all of its outstanding 11% Senior Notes due 2012 and 12 3/4% Senior Subordinated Notes due 2012. Alliance One is offering to exchange up to $315,000,000 aggregate principal amount of its 11% Senior Notes due 2012 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 11% Senior Notes due 2012 and up to $100,000,000 aggregate principal amount of its 12 3/4 % Senior Subordinated Notes due 2012 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 12 3/4 % Senior Subordinated Notes due 2012. The terms of the exchange securities are identical in all material respects to the terms of the original securities for which they are being exchanged, except that the registration rights and the transfer restrictions, applicable to the original securities are not applicable to the exchange securities.

Alliance One will accept for exchange any and all original securities validly tendered on or prior to 5 p.m., New York City time, on the date the exchange offer expires, which will be February 7, 2006, unless the exchange offers are extended by Alliance One.

The exchange offers are made only pursuant to Alliance One’s prospectus, dated January 6, 2006, which will be filed with the Securities and Exchange Commission as part of Alliance One’s Registration Statement on Form S-4. The Registration Statement was declared effective by the Securities and Exchange Commission on January 5, 2006.

Copies of the prospectus and transmittal materials governing the exchange offer may be obtained from the Exchange Agent, Deutsche Bank Trust Company Americas, at the following address:

Deutsche Bank Trust Company Americas

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 292737

Nashville, Tennessee 37229-2737

Phone (800) 735-7777

Fax: (615) 835-3701

Email: SPU-Reorg.Operations@db.com.

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This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the section titled “Factors that May Affect Future Results” in our Annual Report on Form 10-K for the year ended March 31, 2005 and under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission.

Alliance One International, Inc. is a leading independent leaf tobacco merchant. For more information on Alliance One, visit the Company’s website at http://www.aointl.com.

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